Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Actavis Group hf.

We consent to the use of our reports dated June 20, 2012 with respect to the combined statements of financial position of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. (the “Company”) as of December 31, 2011 and 2010, and the related combined statements of income, comprehensive income, cash flows, and changes in equity for the years then ended and the combined/consolidated statements of financial position of the Company as of December 31, 2010 and 2009, and the related combined/consolidated statements of income, comprehensive income, cash flows, and changes in equity for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG ehf.

Reykjavik, Iceland

September 27, 2012